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                              CERPROBE CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE
                                   EXHIBIT 11



                                                      THREE MONTHS ENDED
                                                           MARCH 31,
                                                    -----------------------
                                                       2000         1999
                                                    ----------   ----------
Net income                                          $  515,822   $  145,033
                                                    ==========   ==========

Weighted average number of
common shares outstanding                            9,419,755    7,655,304

Common equivalent shares representing shares
issuable upon exercise of stock options                313,348      393,782

Convertible preferred stock                                 --           --

Subtraction of common equivalent shares due to
antidilutive nature                                         --           --
                                                    ----------   ----------

Dilutive adjusted weighted average shares
and assumed conversions                              9,733,103    8,049,086
                                                    ==========   ==========




Basic net income per share                          $     0.05   $     0.02
                                                    ==========   ==========


Diluted net income per share                        $     0.05   $     0.02
                                                    ==========   ==========